Exhibit 5.1

February 29, 2016

Range Resources Corporation

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

Re:	Range Resources Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

This firm has acted as counsel to Range Resources Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The opinion set forth below is given pursuant to Item 601(b)(5) of Regulation S-K for inclusion as Exhibit 5.1 to the Registration Statement, pertaining to 3,000,000 shares of common stock of the Company issuable in connection with the Company’s Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees (the “Plan”).

In rendering this opinion, we have made the following assumptions: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and if not originals are true and correct copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation (other than the Company) were duly authorized to do so.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Plan has been duly authorized by the Company, and the shares of the Company’s common stock to be acquired by the participants under the Plan, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is further limited and qualified in all respects as follows:

A. The opinion is specifically limited to matters of the existing law of the Delaware General Corporation Law. We express no opinion as to the applicability of the laws of the State of Delaware other than the Delaware General Corporation Law or the laws of any other jurisdiction to the transactions described in this opinion.

B. This opinion is limited to the specific opinions stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

C. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Kelly Hart & Hallman LLP

KELLY HART & HALLMAN LLP